EXHIBIT 22.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 11, 2002, accompanying the consolidated financial statements in the Annual Report of SI Technologies, Inc. on Form 10-K for the year ended July 31, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of SI Technologies, Inc. on Form S-3 (File No. 333-60421, effective July 31, 1998).

/s/ Grant Thornton LLP

Irvine, California
October 11, 2002